Exhibit 17.1

{letterhead}

BRADLEY G. MOONEY
P.O. BOX 80767
LANSING, MICHIGAN 48908-0767

February 27, 2003

James E. Pratt                  Steve Nemergut
195 Kildare Road                15 School Lane
Garden City, NY 11530           East Greenwich, RI 02818

Merle Ferguson                  Susan Donohue
Composite Holdings, Inc         Composite Holdings, Inc
5333 S. Arville Suite 206       5333 S. Arville Suite 206
Las Vegas, NV 89118             Las Vegas, NV 89118


Re: Resignation

Dear Mr. Pratt, Mr. Ferguson, Mr. Nemergut and Ms. Donohue:

I hereby resign as an officer, director and Chairman of the Board of Composite Holdings, Inc. effective immediately.

                                 Very truly yours,

                             /s/ Bradley G. Mooney
                             ---------------------
                                 Bradley G. Mooney